Ernst & Young LLP
220 South Sixth Street
Suite 1400
Minneapolis, MN 55402

Tel: +1 612-343-1000 ey.com

Jim Arnold
President and Principal Executive Officer
Managed Portfolio Series
615 East Michigan Street
Milwaukee, WI 53202

December 2, 2014

Dear Mr. Arnold:

This is to confirm that the client-auditor relationship between the Advantus Strategic Dividend Income Fund
(a series of the Managed Portfolio Series) (File No. 811-22525) and Ernst & Young LLP has ceased as of the date of this letter.

Very truly yours,

      /s/ ERNST & YOUNG LLP

cc: PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

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